EXHIBIT  99.1



FOR IMMEDIATE RELEASE


CONTACT:          Judianne Atencio
                  Director of Communications
                  EchoStar Communications Corporation
                  303/723-2010


             EchoStar Communications Corporation Announces Agreement
                  to Acquire Assets From News Corporation, MCI

       EchoStar Plans to Launch Two High-Powered Loral Satellites in 1999


Littleton, Colo., Nov. 30, 1998 -- EchoStar Communications Corp., "EchoStar," (NASDAQ: DISH, DISHP), News Corporation Limited (NYSE:NWS) and MCI Telecommunications Corporation/WorldCom (NASDAQ:WCOM) today announced an agreement for the transfer to EchoStar of the license to operate a high-powered DBS business at the 110 degrees West Longitude orbital location consisting of 28 frequencies and the sale of two satellites that are currently under construction.

The assets to be transferred to EchoStar include the following: two Loral-built satellites, currently expected to be launched in 1999, including the construction, launch and insurance of those satellites at the expense of News Corporation; a recently-constructed direct broadcast satellite uplink center located in Gilbert, Ariz.; a worldwide license agreement to manufacture and distribute set-top boxes internationally using NDS encryption/decoding technology with a minimum 500,000 unit purchase commitment by an affiliated entity of News Corporation; and a three-year retransmission consent agreement for DISH Network(TM) to rebroadcast FOX Network owned-and-operated local station signals to their respective markets. In addition, EchoStar will enter into a carriage agreement to carry the Fox News Channel on DISH Network. EchoStar and MCI agree that MCI shall have the non-exclusive right to bundle the EchoStar's DBS service with MCI's telephony service offerings on mutually agreeable terms.

The News Corporation Limited will receive 24,030,000 newly-issued shares of Class A Common Stock and MCI Communications Corporation/WorldCom will receive 5,970,000 newly-issued shares of Class A Common Stock, which is approximately 37 percent of EchoStar's fully-diluted equity and approximately 8.5 percent of the total voting powers.

                                    - MORE -
EchoStar/News Corp. Release
November 30, 1998
Page 2

By combining the capacity of the newly acquired satellites at the 110 degree W.L. orbital slot and EchoStar's current satellites at 119 degrees, EchoStar's DISH Network will provide over 500 channels of programming, Internet/data delivery and HDTV, along with the capability of broadcasting to the entire United States, including Alaska, Hawaii and the U.S. territories in the Caribbean and is positioned to become a one-dish solution for local-to-local channels.

In connection with the transaction, the litigation between EchoStar and News Corporation will be stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fulfill, a condition within the control of News Corporation or MCI.

The transaction is subject to receipt of appropriate regulatory approvals and the consent of EchoStar's shareholders. EchoStar's Board of Directors has approved the agreement.

"This agreement provides EchoStar with an opportunity to offer consumers an alternative to rising cable prices and poor cable service," said Charlie Ergen, CEO and chairman of EchoStar. "It also strengthens EchoStar's efforts to provide local network channels for consumers who live in areas that don't get a reliable picture from a conventional off-air antenna. EchoStar will step into the 21st Century by offering consumers choices among HDTV, interactive television, Internet and data, 500 channels of television...all delivered direct to homes through an 18-inch satellite dish."

"DISH Network continues to lead the industry with the largest programming variety and the lowest programming prices," Ergen continued. "And we've set the standard for the satellite and cable television industry once again by pledging not to raise prices through March 2000. Our proven track record of offering the best programming options for the best value, in combination with newly acquired assets from News Corp., will ensure to all Americans that EchoStar will continue to provide a real choice in television viewing."

- MORE -

EchoStar/News Corp. Release
November 30, 1998
Page 3

EchoStar Communications Corp., includes three interrelated business units:

      DISH Network(TM) is EchoStar's state-of-the-art DBS system that offers customers over 300 channels of digital video and CD-quality audio programming, fully MPEG-2/DVB compliant hardware, installation, financing and leasing.

      EchoStar Technologies Corporation (ETC, formerly HTSTM - Houston Tracker Systems, Inc.), designs, manufactures and distributes DBS set-top boxes, antennas and other digital equipment for the DISH Network and various international customers that include ExpressVu Canada and Telefonica's Via Digital system in Spain. ETC also provides uplink center design, construction oversight and project integration services for customers internationally.

      Satellite Services provides the delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink, satellite transponder space usage, and other services. Satellite Services also administers SKY VISTA, a direct broadcast satellite service offering up to 27 channels of popular digital satellite television programming to viewers in Alaska, Hawaii, Puerto Rico and the U.S. territories in the Caribbean.

     The DISH Network currently serves over 1.7 million customers. DISH Network is a trademark of EchoStar Communications Corporation. HTS is a trademark of Houston Tracker Systems, Inc. DISH Network is located on the Internet at: http://www.dishnetwork.com
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